UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2013
________

DIRECT INSITE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20660	11-2895590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 East Broward Boulevard, Suite 1550, Fort Lauderdale, Florida (Address of Principal Executive Offices)	33394 (Zip Code)

Registrant’s telephone number, including area code: (631) 873-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 28, 2013, Direct Insite Corp. (the “Company”) entered into a three-year agreement (the “Agreement”) with International Business Machines Corporation, effective January 1, 2014. The Agreement extends the term of the Company’s existing agreement with IBM to December 31, 2016, which term will automatically be extended for successive one-year terms unless IBM notifies the Company in writing at least 90 days prior to the end of the applicable term.

Pursuant to the terms of the Agreement, the Company has agreed to provide to IBM (i) invoice processing and invoice archiving services; (ii) non-recurring engineering services (“NRE Services”); and (iii) support services. IBM has agreed to pay the Company a monthly fee of (A) $185,342.50 for 2014, (B) $183,451.25 for 2015 and (C) $181,560.00 for 2016 for invoice processing and invoice archiving services. NRE Services will be billed and paid in accordance with certain milestones as set forth in the Agreement.

Pursuant to the terms of the Agreement, as part of the invoice processing and invoice archiving services that will be provided, the Company has also agreed to provide data hosting and storage services to IBM. IBM has agreed to pay an additional monthly fee ranging from $2,500 to $5,000 for such services.

Unless otherwise terminated in accordance with its terms, either party may terminate the Agreement with or without cause prior to December 31, 2016 upon 180 days’ prior written notice to the other party, subject to the payment of a termination fee to be negotiated in good faith between the parties, which termination fee shall not exceed $350,000.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Agreement, dated October 28, 2013, by and between Direct Insite Corp. and International Business Machines Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Direct Insite Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECT INSITE CORP.

/s/ Matthew E. Oakes
Matthew E. Oakes
Chief Executive Officer

Dated: October 29, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated October 28, 2013, by and between Direct Insite Corp. and International Business Machines Corporation.